UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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Motorola, Inc.
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April 20, 2007

Dear Fellow Stockholder:

     We are writing to you today in connection with Motorola’s Annual Meeting of Stockholders, which will be held in less than three weeks, on Monday, May 7th. We want to highlight some of the key points from Motorola’s first quarter 2007 sales and earnings released earlier this week (a copy of which is available at www.motorola.com/investor). We also want to reiterate our opposition to Carl Icahn’s attempt to gain a seat on your Board of Directors, and share with you the reasons behind our opposition.

Enhancing Stockholder Value is Your Board’s Primary Objective

     Your Board is committed to creating value for all of Motorola’s stockholders. Along with management, your Board continuously reviews strategies for improving stockholder value and has been proactive in implementing changes. As a result, Motorola has generated over $35 billion of stockholder value over the last four years.1

We are Executing a Comprehensive Plan to Improve the Performance of our Mobile Devices Business

     Your Board and management are also committed to restoring the profitability of our Mobile Devices business, and are executing a comprehensive plan for doing so. Mobile Devices is a great business in a growing market, and your Board and management have a strong plan for its success. Our plan draws on our many years of unprecedented success in this challenging market, as well as the expertise of our newly strengthened management team. Together, we are taking aggressive actions to improve the performance of our Mobile Devices business, including:

•	streamlining our product portfolio, as evidenced by the discontinuation of six legacy products during this past quarter;

•	continuing to implement previously announced workforce reduction initiatives;

•	further implementing our strategy to utilize alternate source silicon providers;

•	continuing to introduce more devices based on Linux/Java™; and

•	rationalizing the business’s product pricing structure and distribution strategy.

Networks & Enterprise and Connected Home Solutions are Delivering Superior Performance

     Our Networks & Enterprise and Connected Home Solutions businesses (which collectively had revenues of over $4 billion in the first quarter of 2007 alone) continue to perform strongly. Under the stewardship of your Board and management, these businesses are producing innovative new technologies and excellent operating results, with 20% and 42% increases in sales, respectively, compared with the year-ago quarter.

     Motorola also recently completed several acquisitions that will contribute to further growth in these businesses:

•	Symbol Technologies, a leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity;

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1 This figure includes share price appreciation, cash dividends and the distribution of Freescale at the subsequent acquisition price.

•	Netopia, a leader in providing carrier-class broadband customer premise equipment, remote management software and services to telecom operators worldwide; and

•	Tut Systems, which delivers industry-leading content processing and distribution products for deploying next-generation video and Internet Protocol services over broadband networks.

These acquisitions, and the very positive performance of these businesses, are the result of proactive decisions made by your Board and management that have contributed to stockholder value now and we believe will continue to do so in the future.

Carl Icahn is Not the Right Director for Motorola or its Stockholders

     Carl Icahn has launched a proxy fight to gain a seat on your Board of Directors. Your Board regularly looks to add independent directors who have relevant experience and can provide valuable insight and perspective to supplement the Board’s existing expertise. We welcome suggestions from all of our stockholders, including Carl Icahn, and we fully considered his nomination. Your Board concluded, however, that while we value and respect Carl Icahn as a stockholder, his qualifications are not additive to the strength of the Board. In particular:

•	Carl Icahn is new to Motorola and to the industries in which we operate, having first bought shares in late January 2007. We do not believe he is knowledgeable about technology or our businesses.

•	His only suggestion to date has been a call for a large share repurchase program – something that even he now admits is inappropriate.

•	Carl Icahn serves on as many as eight boards and is chairman of at least four. He is also seeking election to the board of WCI Communications, Inc. These are significant obligations that would task anyone’s ability to make a meaningful contribution to your Board.

•	We believe his “offer” if elected to the Motorola Board to reduce his other board positions to “less than six” does not reflect the commitment and dedication we expect of Motorola Board members and raises questions as to the length of time he expects to serve on any given board.

     Although Carl Icahn portrays himself as an “activist” championing the rights of stockholders, the companies where he serves on the board that are rated by Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, compare unfavorably to Motorola on the basis of objective metrics established by ISS to measure good governance.

•	ISS has given Motorola a corporate governance quotient (“CGQ”) Index Score (S&P 500) of 93.4% and an Industry Score (Technology Hardware & Equipment Group) of 98.9% (both as of April 19, 2007), meaning that Motorola is in the top 6.6% of all S&P 500 companies, and in the top 1.1% of companies in the same industry.

•	In contrast, ISS has given American Railcar Industries, Inc., of which Carl Icahn is the chairman as well as the majority shareholder, a CGQ Index Score (ISS CGQ Universe) of 7.0% and an Industry Score (Capital Goods) of 4.3% (both as of April 19, 2007), meaning that company ranks in the bottom 7.0% of the companies to which ISS compares it, and in the bottom 4.3% of companies in the same industry.

•	Similarly, ISS has given XO Holdings, Inc., of which Carl Icahn is also the chairman as well as the majority shareholder, a CGQ Index Score (ISS CGQ Universe) of 33.5% and an Industry Score (Telecommunications Service Companies) of 32.8% (both as of April 19, 2007), meaning that company ranks in the bottom third of the companies to which ISS compares it.

•	For both American Railcar and XO, ISS expressed concern that a majority of the directors were not independent, and that both companies’ boards lack an independent nominating committee.

     We remain committed to an ongoing dialogue with all stockholders, including Carl Icahn, and we respect and value Carl Icahn’s role as a stockholder. In our view, however, he does not add to the strength of your Board.

Your Board’s Nominees are the Right Directors for Motorola and its Stockholders

     As we’ve said before, your Board believes that Motorola is served best by a Board made up of directors with deep experience and interest in our technology, our customers and our products – in addition to financial, regulatory and marketing expertise. Each of the Board’s nominees have made, and will continue to make, important contributions to our business in very specific ways and with a view to both the near-term and long-term prospects of the business. By electing the Board’s nominees, you will have many strong voices on the Board, and Motorola will have the directors that it needs to face the challenges of an increasingly complex and competitive marketplace.

     Your Board is unanimous in its opposition to Carl Icahn’s nomination and requests that you discard Carl Icahn’s gold proxy card and return the Board’s WHITE proxy card today.

     This year’s Annual Meeting of Stockholders will be held on Monday, May 7. Every stockholder’s vote is important to us, so please be sure to review Motorola’s proxy statement and complete, sign, date and return your WHITE proxy card today.

Edward J. Zander	Samuel C. Scott III
Chairman of the Board and Chief Executive Officer	Lead Director
Motorola, Inc.	Motorola, Inc.

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Vote the WHITE Proxy Card.

Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned Carl Icahn’s gold proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and returning the enclosed WHITE proxy card today.

If your shares of Motorola Common Stock are held for you by a broker or bank, only your broker or banker can vote your shares and only after receiving your specific instructions. In that case, you are asked to complete, sign, date and return the enclosed WHITE voting instruction form today.

If you need assistance in voting your shares by telephone, Internet or mail, please call D. F. King & Co., Inc., which is assisting Motorola, toll-free at 1-800-488-8095.

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In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains important information about Motorola and the 2007 annual stockholders meeting. Motorola’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.